UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 1)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                A. Schulman, Inc.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    808194104
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                  June 28, 2005
                                  -------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Equity Partners, L.P.                       13-4088890
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     405,914
SHARES               _________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH                 _________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        405,914
WITH                 _________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      405,914
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.32%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Investors, LLC                             13-4126527
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS          OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                             7)    SOLE VOTING POWER
NUMBER OF                          405,914
SHARES                ________________________________________________________
BENEFICIALLY                 8)    SHARED VOTING POWER
OWNED BY                            none
EACH                  ________________________________________________________
REPORTING                    9)    SOLE DISPOSITIVE POWER
PERSON                             405,914
WITH                  ________________________________________________________
                            10)    SHARED DISPOSITIVE POWER
                                   none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      405,914
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                             |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.32%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Offshore Fund, Ltd. (BVI)
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                      |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      British Virgin Islands
______________________________________________________________________________
                             7)    SOLE VOTING POWER
NUMBER OF                          122,886
SHARES                 _______________________________________________________
BENEFICIALLY                 8)    SHARED VOTING POWER
OWNED BY                           none
EACH                   _______________________________________________________
REPORTING                    9)    SOLE DISPOSITIVE POWER
PERSON                             122,886
WITH                   _______________________________________________________
                            10)    SHARED DISPOSITIVE POWER
                                   none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      122,886
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.4%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Companies Advisors, LLC                               20-0327470
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     122,886
SHARES              __________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      312,030
EACH                __________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        122,886
WITH                __________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              312,030
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      434,916
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.42%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Barington Capital Group, L.P.                                  13-3635132
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      New York
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     528,800
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      312,030
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        528,800
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              312,030
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      840,830
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.74%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      LNA Capital Corp.                                               13-3635168
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     528,800
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      312,030
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        528,800
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              312,030
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      840,830
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.74%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      CO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      James Mitarotonda
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                        |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     528,800
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      312,030
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        528,800
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              312,030
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      840,830
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.74%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Parche, LLC                                                    20-0870632
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     153,292
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        153,292
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      153,292
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.5%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Starboard Value & Opportunity Fund, LLC                         37-1484524
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     804,798
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        804,798
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      804,798
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.62%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Admiral Advisors, LLC                                          37-1484525
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     958,090
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        958,090
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      958,090
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ramius Capital Group, LLC                                       13-3937658
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     958,090
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        958,090
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      958,090
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IA, OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      C4S & Co., LLC                                                 13-3946794
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     958,090
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        958,090
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      958,090
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
______________________________________________________________________________

                                        SCHEDULE 13D
CUSIP No. 808194104

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Peter A. Cohen
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      958,090
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              958,090
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      958,090
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Morgan B. Stark
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                               |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      958,090
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              958,090
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      958,090
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                 |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jeffrey M. Solomon
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      958,090
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                              958,090
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      958,090
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Thomas W. Strauss
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     none
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      958,090
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        none
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              958,090
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      958,090
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                            |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.12%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Millenco, L.P.                                                 13-3532932
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     39,868
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      312,030
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        39,868
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              312,030
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      351,898
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                           |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.15%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      PN, BD
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Millennium Management, L.L.C.                                  13-3804139
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                           |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     39,868
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      312,030
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        39,868
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              312,030
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      351,898
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.15%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Israel A. Englander
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                             |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     39,868
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      312,030
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        39,868
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              312,030
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      351,898
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                      |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.15%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      RJG Capital Partners, L.P.                                     20-0133443
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      WC
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                             |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     12,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        12,500
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                   |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      PN
______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      RJG Capital Management, LLC                                    20-0027325
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                          |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     12,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        12,500
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                       |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      OO

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Ronald Gross
______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a) [x]
                                                            (b) |_|
______________________________________________________________________________
3)    SEC USE ONLY
______________________________________________________________________________
4)    SOURCE OF FUNDS
      OO
______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States
______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                     12,500
SHARES            ____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                      none
EACH              ____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                        12,500
WITH              ____________________________________________________________
                       10)    SHARED DISPOSITIVE POWER
                              none
______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,500
______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                |_|
______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.04%
______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
      IN
______________________________________________________________________________

      This Amendment No. 1 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on June 6, 2005 (the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $1.00 per share (the "Common Stock"), of A. Schulman, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3550 West Market Street, Akron, Ohio 44333.

Item 2.   Identity and Background.

      The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 1,851,288 shares of Common Stock, representing approximately 6% of the shares of Common Stock presently outstanding.

Item 3.   Source and Amount of Funds or Other Consideration.

      The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 130,000 shares of Common Stock. The amount of funds expended for such purchases was approximately $268,343.97 by Barington Companies Equity Partners, L.P., $81,570.50 by Barington Companies Offshore Fund Ltd. (BVI), $286,585.66 by Parche, LLC, $1,504,574.62 by Starboard Value & Opportunity Fund, LLC and $186,773.95 on behalf of Millenco, L.P.

      All purchases of Common Stock by the Reporting Entities, as described in the preceding paragraph, were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4.   Purpose of Transaction.

      The information contained in Item 4 of the Statement is hereby amended and supplemented as follows:

      James Mitarotonda, the Chairman and Chief Executive Officer of Barington, delivered to Terry Haines, the President and Chief Executive Officer of the Company, the letter dated June 28, 2005 attached hereto as Exhibit 99.3.

Item 5.   Interest in Securities of the Issuer.

      Items 5(a)-(c) of the Statement are hereby amended and restated as follows:

      (a) As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 405,914 shares of Common Stock, representing approximately 1.32% of the shares of Common Stock presently outstanding based upon the 30,661,080 shares of

Common Stock reported by the Company to be issued and outstanding as of March 31, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on April 11, 2005 (the "Issued and Outstanding Shares").

      As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 405,914 shares of Common Stock owned by Barington Companies Equity Partners, L.P. As the Managing Member of Barington Companies Investors, LLC, which in turn is the general partner of Barington Companies Equity Partners, L.P., Mr. Mitarotonda may be deemed to beneficially own the 405,914 shares of Common Stock owned by Barington Companies Equity Partners, L.P., constituting approximately 1.32% of the Issued and Outstanding Shares.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 122,886 shares of Common Stock, constituting approximately 0.4% of the Issued and Outstanding Shares. As of the date hereof, Barington Companies Advisors, LLC beneficially owns 312,030 shares of Common Stock, which shares are held in a managed account as further described in Item 6. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC may also be deemed to beneficially own the 122,886 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 434,916 shares, constituting approximately 1.42% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 312,030 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 122,886 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 405,914 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 840,830 shares, constituting approximately 2.74% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 405,914 shares owned by Barington Companies Equity Partners, L.P., the 312,030 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 122,886 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 840,830 shares, constituting approximately 2.74% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 405,914 shares owned by Barington Companies Equity Partners, L.P., the 312,030 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 122,886 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 840,830 shares, constituting approximately 2.74% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 405,914 shares owned by Barington Companies Equity Partners, L.P. and the 122,886 shares owned by Barington Companies Offshore Fund, Ltd. (BVI) and shared voting and dispositive power with respect to the 312,030 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC by virtue of his authority to vote and dispose of such shares. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of Parche, LLC and Starboard Value & Opportunity Fund, LLC beneficially own 153,292 and 804,798 shares of Common Stock, respectively, constituting approximately 0.5% and 2.62%, respectively, of the Issued and Outstanding Shares. As the

Managing Member of each of Parche, LLC and Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 153,292 shares and the 804,798 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 958,090 shares, constituting approximately 3.12% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, LLC may be deemed to beneficially own the 153,292 shares and the 804,798 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 958,090 shares, constituting approximately 3.12% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 153,292 shares and the 804,798 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 958,090 shares, constituting approximately 3.12% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 153,292 shares and the 804,798 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 958,090 shares, constituting approximately 3.12% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 153,292 shares and the 804,798 shares, respectively, owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

      As of the date hereof, Millenco, L.P. may be deemed to beneficially own an aggregate of 351,898 shares of Common Stock, representing approximately 1.15% of the Issued and Outstanding Shares, 312,030 shares of which are held in a managed account as further described in Item 6 and 39,868 shares of which are owned by Millenco, L.P.

      As the general partner of Millenco, L.P., Millennium Management, L.L.C. may be deemed to beneficially own the 351,898 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P. As the Managing Member of Millennium Management, L.L.C., which in turn is the general partner of Millenco, L.P., Mr. Englander may be deemed to beneficially own the 351,898 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P., constituting approximately 1.15% of the Issued and Outstanding Shares. Mr. Englander disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, RJG Capital Partners, L.P. beneficially owns 12,500 shares of Common Stock, constituting approximately 0.04% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 12,500 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

      (b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except for the following persons:

            (1) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

            (2) Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC (the "Management Agreement"), Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. The 312,030 shares of Common Stock purchased in that managed account on behalf of Millenco, L.P. have been reported herein as being beneficially owned by Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda and may also be deemed to be beneficially owned by Millenco, L.P., Millennium Management, L.L.C. and Israel Englander. Each such Reporting Entity has shared voting and dispositive power with respect to such shares.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

      (c) No person identified in Item 2 hereof has effected any transaction in shares of such Common Stock since the filing of the Statement, except to the extent disclosed hereto.

Item 7.   Material to be Filed as Exhibits.

Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.             Exhibit Description
--------------------------------------------------------------------------------
99.3 Letter dated June 28, 2005, from James Mitarotonda, the Chairman and Chief Executive Officer of Barington, to Terry Haines, the President and Chief Executive Officer of the Company.

--------------------------------------------------------------------------------

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  June 30, 2005

                                   BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                   By: Barington Companies Investors, LLC, its
                                       general partner


                                   By: /s/ James A. Mitarotonda
                                      --------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   BARINGTON COMPANIES INVESTORS, LLC


                                   By: /s/ James A. Mitarotonda
                                      --------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Managing Member


                                   /s/ James A. Mitarotonda
                                   -----------------------------------------
                                   James A. Mitarotonda


                                   BARINGTON COMPANIES OFFSHORE FUND, LTD. (BVI)


                                   By: /s/ James A. Mitarotonda
                                      --------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: President


                                   BARINGTON COMPANIES ADVISORS, LLC


                                   By: /s/ James A. Mitarotonda
                                      --------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: Authorized Signatory

                                   BARINGTON CAPITAL GROUP, L.P.
                                   By: LNA Capital Corp., its general partner

                                   By: /s/ James A. Mitarotonda
                                      --------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: President and CEO


                                   LNA CAPITAL CORP.


                                   By: /s/ James A. Mitarotonda
                                      --------------------------------------
                                   Name:  James A. Mitarotonda
                                   Title: President and CEO


                                   PARCHE, LLC
                                   By: Admiral Advisors, LLC, its managing
                                       member


                                   By: /s/ Jeffrey M. Solomon
                                      --------------------------------------
                                   Name:  Jeffrey M. Solomon
                                   Title: Authorized Signatory



                                   STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                   By: Admiral Advisors, LLC, its managing
                                       member


                                   By: /s/ Jeffrey M. Solomon
                                      --------------------------------------
                                   Name:  Jeffrey M. Solomon
                                   Title: Authorized Signatory


                                   ADMIRAL ADVISORS, LLC
                                   By:  Ramius Capital Group, LLC, its
                                        sole member


                                   By: /s/ Jeffrey M. Solomon
                                      --------------------------------------
                                   Name:  Jeffrey M. Solomon
                                   Title: Authorized Signatory

                                   RAMIUS CAPITAL GROUP, LLC
                                   By:  C4S & Co., LLC, its Managing Member


                                   By: /s/ Jeffrey M. Solomon
                                      --------------------------------------
                                   Name:  Jeffrey M. Solomon
                                   Title: Managing Member


                                   C4S & CO., LLC


                                   By: /s/ Jeffrey M. Solomon
                                      --------------------------------------
                                   Name:  Jeffrey M. Solomon
                                   Title: Managing Member


                                   /s/ Jeffrey M. Solomon
                                   -----------------------------------------
                                   Jeffrey M. Solomon, individually and as
                                   attorney-in-fact for Peter A. Cohen,
                                   Morgan B. Stark, and Thomas W. Strauss


                                   MILLENCO, L.P.
                                   By: Millennium Management, L.L.C., its
                                       general partner

                                   By: /s/ David Nolan
                                      --------------------------------------
                                   Name:  David Nolan
                                   Title: Executive Vice President


                                   MILLENIUM MANAGEMENT, L.L.C.

                                   By: /s/ David Nolan
                                      --------------------------------------
                                   Name:  David Nolan
                                   Title: Executive Vice President

                                   /s/ Israel A. Englander by Simon M. Lorne
                                   pursuant to Power of Attorney previously
                                   filed with the SEC
                                   -----------------------------------------
                                   Israel A. Englander

                                   RJG CAPITAL PARTNERS, L.P.

                                   By: RJG Capital Management, LLC, its
                                       general partner

                                   By: /s/ Ronald J. Gross
                                      --------------------------------------
                                   Name:  Ronald J. Gross
                                   Title: Managing Member

                                   RJG CAPITAL MANAGEMENT, LLC


                                   By: /s/ Ronald J. Gross
                                      -------------------------------------
                                   Name:  Ronald J. Gross
                                   Title: Managing Member

                                   /s/ Ronald J. Gross
                                   ----------------------------------------
                                   Ronald J. Gross

                                    SCHEDULE

      This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Shares         Price Per Share           Cost(1)
----         ---------        ---------------         -----------
6/28/2005       1,834             $ 17.4949           $ 32,085.65
6/29/2005       1,217             $ 17.6940           $ 21,533.60
6/29/2005      11,949             $ 17.9701           $214,724.72
----------

(1)  Excludes commissions and other execution-related costs.

Shares purchased by Barington Companies Offshore Fund, Ltd.

             Number of
Date           Shares                Price Per Share           Cost(2)
-------      ---------               ---------------        -----------
6/28/2005        611                   $ 17.4949            $ 10,689.38
6/29/2005        365                   $ 17.6940            $  6,458.31
6/29/2005      3,585                   $ 17.9701            $ 64,422.81
----------

(2)   Excludes commissions and other execution-related costs.

Shares purchased by Parche, LLC

               Number of
Date            Shares              Price Per Share           Cost(3)
----           ---------            ---------------         -----------
6/28/2005        1,173                $ 17.4949              $ 20,521.52
6/29/2005        1,371                $ 17.6940              $ 24,258.47
6/29/2005       13,456                $ 17.9701              $241,805.67
----------

(3)   Excludes commissions and other execution-related costs.

Shares purchased by Starboard Value & Opportunity Fund, LLC


             Number of
Date           Shares                Price Per Share            Cost(4)
----         ---------               ---------------        --------------
6/28/2005        6,160                 $ 17.4949            $   107,768.58
6/29/2005        7,195                 $ 17.6940            $   127,308.33
6/29/2005       70,645                 $ 17.9701            $ 1,269,497.71
----------

(4)   Excludes commissions and other execution-related costs.

Shares purchased on behalf of Millenco, L.P.

               Number of
Date            Shares              Price Per Share            Cost(5)
----           ---------            ---------------          -----------
6/28/2005        1,222                $ 17.4949              $ 21,378.77
6/29/2005          852                $ 17.6940              $ 15,075.29
6/29/2005        8,365                $ 17.9701              $150,319.89

----------

(5)   Excludes commissions and other execution-related costs.

Shares purchased by Millenco, L.P.

              Number of
Date            Shares              Price Per Share            Cost(6)
----           ---------            ---------------          -----------
6/17/2005        (1,785)              $ 18.19                 $(32,469.15)(7)
6/27/2005        (1,308)              $ 17.89                 $(23,400.12)(7)

(6)   Excludes commissions and other execution-related costs.
(7) Millenco effected a short sale in connection with creation of shares in an exchange traded fund in an account not managed by or related to any of the other Reporting Entities.